Exhibit 16.1

September 22, 2019

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Re: Ficaar, Inc.

To Whom It May Concern:

We have read Item 4.01 of Form 8-K dated September 20, 2019 of Ficaar, Inc., and are in agreement with the statements relating only to Weinstein & Co. contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/S/ Dov Weinstein & Co. C.P.A. (Isr.)